THE HALLWOOD GROUP INCORPORATED AND SUBSIDIARIES

Exhibit 21

ACTIVE SUBSIDIARIES OF THE REGISTRANT
AS OF FEBRUARY 28, 2004

Name	State or Country
Brock Suite Hotels, Inc. and subsidiaries	Delaware
Brookwood Companies Incorporated and subsidiaries	Delaware
HCRE California, Inc.	California
HSC Securities Corporation	Delaware
HWG, LLC	Delaware
HWG Holding One, Inc.	Delaware
HWG Holding Two, Inc.	Delaware
HWG Realty Investors, LLC and subsidiaries	Delaware
Hallwood Commercial Real Estate, LLC	Delaware
Hallwood Hotels, Inc. and subsidiaries	Delaware
Hallwood Investment Company	Grand Cayman Island
Hallwood Realty, LLC	Delaware